EXHIBIT 16.1
March 26, 2010

Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549

Re: Change in Certifying Accountant

Ladies and Gentlemen:

We have read item 4.01 of Nuvilex Inc.’s Form 8-K dated March 26, 2010 and we agree with the statements therein concerning Gruber & Company, LLC. We cannot confirm or deny that M&K CPA’s PLLC was not consulted prior to their appointment as auditors.

/ss/Gruber & Company, LLC
Gruber & Company, LLC

Lake Saint Louis, Missouri